CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT


We consent to the incorporation by reference in the registration statement of Precision Standard, Inc. on Form S-8 ( File Nos. 33-34206 and 33-79676) of our report dated March 31, 1996 except for Notes 6 and 7 as to which the date is April 15, 1996, on our audits of the consolidated financial statements and financial statement schedules of Precision Standard, Inc. as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, which report is included in this Annual Report on Form 10-K.



Birmingham, Alabama

March 31, 1996, except for
  Notes 6 and 7 as to which
  the date is April 15, 1996